UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2008

Orthofix International N.V.
(Exact name of Registrant as specified in its charter)

Netherlands Antilles	0-19961	N/A
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

7 Abraham de Veerstraat
Curacao
Netherlands Antilles	N/A
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 011-59-99-465-8525

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement for Bradley R. Mason

As previously announced by Orthofix International N.V. (the "Company") in June 2008, Mr. Bradley R. Mason was promoted to serve as the Company's Group President, North America.  Mr. Mason's current employment agreement with the Company was due to expire on December 31, 2008.  On October 11, 2008, the Company's Compensation Committee approved a new employment agreement for Mr. Mason (the "Agreement"), as well as a grant of 75,000 options and an amendment to his PASO agreement, all as described below.  On October 14, 2008, Orthofix Inc. and Mr. Mason entered into the Agreement, which has an initial term through April 1, 2010 and will automatically renew through April 1, 2011 unless either party gives the other written notice at least 180 days prior to April 1, 2010.  The Agreement terminates and supersedes Mr. Mason's prior employment agreement in all respects.  The Agreement provides for an annual salary of $350,000 per year and eligibility for incentive compensation pursuant to the Company's annual incentive program targeted to be not less than 60% (with a maximum of not less than 90%) of his base salary.  The Agreement also provides that in the event that Mr. Mason voluntarily terminates his employment after March 31, 2010, all of his stock options outstanding at the time (other than the Options, as defined below) will vest in full and become immediately exercisable through the latest date that each stock option would otherwise expire by its original terms had he not terminated his employment.

Other than the specifics set forth above, the Agreement is substantially similar to those of the other non-CEO senior officers of the Company who have employment agreements, including as it relates to confidentiality, non-competition, non-solicitation, assignment of inventions, employee benefits generally and payments or other benefits resulting from a separation of employment or following a change in control.  A detailed description of the terms of such employment agreements is set forth in the Company's 2008 proxy statement under the headings "Agreements with Named Executive Officers" and elsewhere therein.  A copy of the Agreement is attached hereto as Exhibit 10.1, and is hereby incorporated by reference.

The 75,000 stock options generally vest in one-third increments beginning on the first anniversary of the date of grant. The options were granted pursuant to the Company's Amended and Restated 2004 Long Term Incentive Plan and form stock option agreement, with the exception that provisions consistent with the Agreement were added to the stock option agreement clarifying that in the event Mr. Mason voluntary terminates his employment after March 31, 2010, the options will automatically vest at such time, as well as be exercisable through the latest date that the options would otherwise expire by their original terms had he not terminated his employment.  The exercise price of the stock options is $11.51 per share.  A copy of the stock option agreement is attached hereto as Exhibit 10.2, and is hereby incorporated by reference.

On October 14, 2008, the Company also entered into a Second Amended and Restated Performance Accelerated Stock Options Agreement (the "Amended PASO") with Mr. Mason that replaces Mr. Mason's Amended and Restated Performance Accelerated Stock Options Agreement dated November 20, 2007. The 150,000 stock options represented by the PASOs (the "Options") were already fully vested and exercisable at 38.00 per share at any time in 2009.  The sole purpose of the Amended PASO is to amend certain of the exercise provisions.  Under the Amended PASO Mr. Mason has elected that, subject to certain exceptions detailed in the Amended PASO, his Options will only be exercisable during certain fixed periods as follows: 50,000 Options beginning on each of (i) January 1, 2010 and ending on December 31, 2010, (ii) January 1, 2011 and ending on December 31, 2011, and (iii) January 1, 2012 and ending on December 31, 2012 (each, an "Exercise Period").  In the event Mr. Mason remains employed by the Company through March 31, 2010, he will be able to exercise the respective Options throughout the applicable Exercise Period without regard to his continued employment by the Company beyond March 31, 2010.  Subject to certain termination provisions, any portion of the respective Options that are not exercised by the last day of the applicable Exercise Period will not be exercisable thereafter and will lapse and be cancelled.  If Mr. Mason leaves the Company on or prior to March 31, 2010, he will generally be deemed to have elected to exercise all Options six-months-and-one-day following the date of termination.  A copy of the Amended PASO is attached hereto as Exhibit 10.3, and is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit No.	Description of Document

10.1	Employment Agreement between Orthofix Inc. and Bradley R. Mason dated October 14, 2008.

10.2	Nonqualified Stock Option Agreement between Orthofix International N.V. and Bradley R. Mason dated October 14, 2008.

10.3	Second Amended and Restated Performance Accelerated Stock Options Agreement between Orthofix International N.V. and Bradley R. Mason dated October 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOFIX INTERNATIONAL N.V.

By:	/s/ Robert S. Vaters
Name:	Robert S. Vaters
Title:	Executive Vice President and Chief Financial Officer

October 15, 2008